FOR IMMEDIATE RELEASE
Contact: Nikki Klemmer
(615) 743-6132
nikki.klemmer@pnfp.com

REESE SMITH JOINS PINNACLE FINANCIAL PARTNERS BOARD
Haury & Smith president was one of the firm's original directors

NASHVILLE, Tenn., Sept. 20, 2013 – Pinnacle Financial Partners announced today that Haury & Smith Contractors Inc. President Reese Smith III has been elected to its board.

Smith is a native Tennessean and has operated his Nashville-based real estate development and home-building firm since graduating from the University of Tennessee at Martin in 1970.

He joins 11 other prominent business and community leaders on Pinnacle's board. Smith was one of the firm's founders and an original director, serving on the board from 2000 to 2009. "Reese has been instrumental to Pinnacle's success since our founding, and we are extremely pleased that he is returning as a director," said M. Terry Turner, Pinnacle's president and chief executive officer. "He has always served our firm and shareholders well.

Smith serves as a senior life director of the National Association of Home Builders, is a member of the Home Builders Association of Tennessee Hall of Fame and serves on the executive committee of the Southern League of Professional Baseball.

"We welcome the extensive business expertise, financial acumen and knowledge of the community that Reese brings to the board," said Robert A. McCabe Jr., Pinnacle's chairman.

In addition to Pinnacle, Smith's banking governance experience includes serving as a board member of First Union National Bank of Nashville from 1996 to 1999. He was a founder and director of Brentwood National Bank from its inception in 1991 to 1996.

Smith also serves on the boards of Battle Ground Academy and Room In the Inn. He is an international member of Grace Chapel in Leiper's Fork, Tenn.

Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to almost $5.4 billion in assets at June 30, 2013. At June 30, 2013, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 29 offices in eight Middle Tennessee counties and four offices in Knoxville. Great Place to Work® named Pinnacle one of the best workplaces in the United States on its 2013 Best Small & Medium Workplaces list published in FORTUNE magazine. Pinnacle ranked No. 5 out of 25 of medium-sized list.

Additional information concerning Pinnacle, which was recently added to the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.